Exhibit T3A-20.1

OFFICIAL TRANSLATION

I, undersigned, lic. Karel Thijs, LL.M., certify that I am a sworn translator with the Court of First Instance of Aruba, and that the following English text, comprising 16 (sixteen) pages, is a true and accurate translation of the original document in Dutch.

RF/r1

The undersigned:

meesterI Adele Pauline van der Pluijm-Vrede, civil-law notary in Curasao, certifies that the Articles of Incorporation of “CURACAO TELECOM N.V.” (formerly named “POLYCOM N.V.”), following their amendment of the twenty-fourth of March nineteen hundred ninety-nine, read as follows.

Curasao, March 24, 1999.

[illegible signature]

[stamp:]

mr. A.P. van der PLUIJM-VREDE

Civil-law notary in Curasao

NAME, REGISTERED OFFICE, PURPOSE, AND TERM

Article 1

1. The name of the corporation is: “CURACAO TELECOM N.V.”

In its dealings with foreign countries, the corporation may refer to itself as: “CURACAO TELECOM INC.” or “CURACAO TELECOM S.A.”

2. The corporation is registered in Curasao and may also establish branches elsewhere.

Article 2

The purpose of the corporation is:

1. Trading in, and renting, renting out, managing, manufacturing, installing, repairing, maintaining, assembling, programming, and operating electrical and electronic communications and navigation devices and measuring and regulating equipment, as well as giving advice in the field of communications and navigation equipment.

2. Providing mobile telecommunications services in the cellular field, as well as in the fields of international and interinsular telephony and data transmission.

3. Providing services in the field of fixed network telephony.

4. Providing collateral to guarantee compliance with obligations of the corporation or of corporations belonging to the same group, or of third parties.

5. The corporation is allowed to do anything that may be useful or required to achieve its purpose, which includes forming and participating in other corporations and enterprises with a similar or related purpose.

Article 3

The corporation has been formed for an indefinite time.

________________

I “Meester”, in Dutch, is the title formerly awarded to people with a law degree. (Translator’s note.)

Article 4

1. The authorized capital is ONE HUNDRED THOUSAND NETHERLANDS ANTILLEAN GUILDERS (ANG 100,000.00), divided into one thousand shares, numbered from 1 through 1,000, of one hundred guilders (ANG 100.00) each, of which, at the time of incorporation, two hundred (200) shares, numbered from 1 through 200, have been subscribed and will be paid up. - 2. Shares will be issued by the board of managing directors, which will need the approval or authorization of the general meeting of shareholders to do so. The general meeting of shareholders will decide the price, which must not be below par, and the further conditions of the issuance. Unless the general meeting of shareholders decides otherwise, new shares will be made available preferentially to existing shareholders, in proportion to the shares owned by each of them. The issuance is subject to full payment.

3. With the authorization or approval of the general meeting of shareholders, the corporation is allowed to acquire paid-up shares in its own capital, on its own behalf and under onerous title, with the understanding that at least one-fifth of the authorized capital remains in the hands of persons other than the corporation.

4. It will not be possible to exercise any voting rights or preemptive rights for shares possessed by the corporation in its own capital, and no profit or liquidation balance will be distributed on such shares, nor will they be considered for determining the presence of a quorum at any meeting.

Article 5

1. The shares will be registered. They will be numbered consecutively and be entered, along with the surnames, first names, and addresses of the holders, into a register created and maintained for this purpose by the board of managing directors.

2. Shares may be represented by stock certificates signed by the board of managing directors and including a set of dividend coupons and a talon that can be used to acquire new dividend coupons, with all of these records bearing the same number as the stock certificate to which they belong.

3. Shares will be delivered either through the service of a deed of transfer upon the corporation or through the written recognition of the transfer by the corporation, which recognition can only be expressed through a written note on the stock certificate, where stock certificates have been issued, signed by the board of managing directors.

Article 6

1. Shares can only be transferred subject to the following provisions.

2. When a shareholder wishes to alienate one or more of his or her shares, the shareholder must first offer such share(s) to the other shareholders, and notify this to the board of managing directors by certified letter, accurately stating the numbers of the shares and the price at which he or she wishes to alienate them.

3. Within fourteen days after receiving the certified letter, the board of managing directors will give notice of its contents to the other shareholders.

4. Any shareholder may then, within one month after this notice, inform the board of managing directors that he or she wishes to buy one or more of the shares offered, at the price quoted for it/them, or that he or she wants the shares to be valued by experts.

5. In the first case, if none of the shareholders has requested a valuation, the shareholder offering the shares will, unless he or she then withdraws his or her offer with regard to all the shares offered, have an obligation to transfer the shares, against cash payment of the purchase price quoted, to the persons that want to buy them, provided that all the shares offered are taken over.

6. If one or more shareholders want a valuation, they will, in consultation with the shareholder offering the shares, appoint three experts, with one expert being appointed by each of the parties and a third one by both parties together.

7. Within one month after the announcement to the shareholders of the value thus assessed, any of them may inform the board of managing directors that he or she wants to buy one or more of the shares offered, at either the assessed value or the price originally quoted, in which case the shareholder offering the shares—unless the assessed value is lower than the price originally quoted and unless he or she then withdraws his or her offer with regard to all the shares offered—will have an obligation to transfer the shares to the shareholder(s) in question, against cash payment of the value or price which the shareholder(s) has/have chosen, provided that all the shares offered are taken over.

8. If the assessed value is lower than the price originally quoted, the shareholder offering the shares will have the right to withdraw his or her offer and keep his or her shares.

9. If several shareholders express their willingness to buy shares as described above, whether or not following a valuation, the shares will, where possible, be allotted by the board of managing directors in proportion to the number of shares held by each shareholder, while, if and to the extent such allotment is impossible, the shares will be allotted by drawing lots.

10. If the shareholders have not used their right of purchase within the time limit set, whether without a valuation or following one, in such a way that all the shares offered are taken over, the shareholder offering the shares will be free during a period of three months to transfer his or her shares, at either the price quoted by this shareholder or the assessed price (but not at a lower price), unless the corporation itself resolves to buy the shares offered, either without a valuation or following one.

11. If, as a result of a shareholder’s death, in the event of allotment or division, or in any way other than through a transfer inter vivos, title to a share has been acquired by one or more owners, the new acquirer, to the extent not being a shareholder’s widow(er) or a shareholder’s legal blood relative in the direct descending line, or to the extent not being a shareholder him/herself, will have an obligation to give notice of this, in writing, to the board of managing directors within six months, and to offer the shares for sale as referred to in this Article, and the provisions of this Article will apply by analogy wherever possible, it being understood that, if the shareholders do not use their right of purchase, in such a way that all the shares offered are taken over, the shareholder offering the shares will be authorized to keep the shares—unless the corporation itself resolves to buy the shares offered, whether without a valuation or following one—and that, if the assessed value is lower than the offering price, he or she will not be allowed to back away from the transfer.

12. If, following a warning, a shareholder fails to cooperate in carrying out all or part of the acts referred to in this Article, the corporation will be irrevocably authorized to do, on behalf of the defaulting shareholder, anything that may be necessary to complete such sale and transfer, and a new stock certificate may be issued, bearing the same number as the stock certificate of the defaulting shareholder.

13. As a result, the stock certificate in question of the last-mentioned shareholder will become worthless in relation to the corporation.

14. The authority, mentioned in this Article, of a shareholder offering shares for sale to withdraw this offer will expire one month after the day on which this shareholder learns how many of the shares have been allotted to each of the prospective buyers, and what price was established.

MANAGEMENT

Article 7

1. The corporation will be managed by a board composed of one or more managing directors, in which capacity a corporation may also be appointed.

2. Managing directors will be appointed by the general meeting of shareholders and may be suspended or dismissed by this meeting at any time.

3. The managing directors’ salary will be decided by the general meeting of shareholders.

4. If one or more managing directors is/are absent or unable to act in that capacity, the remaining managing directors will temporarily be in charge of the entire management, while if all managing directors are absent or unable to act in that capacity, a person designated by the meeting of shareholders on an annual basis will temporarily be in charge of the management.

Article 8

Each managing director will represent the corporation at law and otherwise, also in the event of a conflict of interest between one or more managing directors and the corporation.

Article 9

Without prejudice to its own responsibility, the board of managing directors may appoint attorneys- in-fact. The board will regulate their powers and the way in which they will represent the corporation and sign on its behalf and, in general, the conditions of their appointment.

Article 10

The board of managing directors is authorized to enter into agreements as referred to in Article 60 of the Commercial Code of the Netherlands Antilles.

MEETINGS

Article 11

1. Annually within nine months after the end of the fiscal year, a general meeting of shareholders will be held.

2. At this meeting:

a. the board of managing directors will report on the corporation’s course of business and the management conducted in the past fiscal year;

b. the balance sheet and the income statement will be approved;

c. any existing vacancies will be filled;

d. any other business brought up by the board of managing directors or shareholders, subject to the provisions laid down in Article 14, will be discussed

Article 12

1. All resolutions of ordinary or special meetings of shareholders will be adopted by an absolute majority of votes, unless these Articles of Incorporation provide otherwise. Invalid or blank votes will be considered not to have been cast.

2. Each share confers the right to one vote.

3. Valid votes can also be cast for shares of any persons who, in a capacity other than that of shareholder of the corporation, would be granted any right in relation to the corporation, or would be released from any obligation to the corporation, as a result of the resolution to be adopted.

Article 13

1. The board of managing directors may consult the shareholders otherwise than by holding a general meeting of shareholders, namely by means of letters addressed to shareholders.

2. Any resolution adopted by virtue of this form of consultation will be confirmed in writing, and will only be valid if all shareholders have expressed themselves in writing and none of them opposes this form of consultation

Article 14

1. All meetings of shareholders will be held in Curasao.

2. Convocation notices will be sent by the board of managing directors, subject to at least fourteen days’ notice, not including the day of the convocation nor the day of the meeting.

3. Shareholders will be called to the general meeting by certified letter sent to the address stated in the shareholder register.

4. The convocation notice will include a list of the items to be discussed.

5. Motions to be made by shareholders, both for ordinary and for special general meetings of shareholders, can be brought up for discussion only if they were submitted to the board of managing directors in writing at such time that they can be announced with due regard for the notice period set for calling general meetings, in the manner required for convocation.

6. About items in relation to which the foregoing was disregarded, lawful resolutions can always be adopted if the resolution is adopted unanimously at a meeting where the entire subscribed capital is represented.

Article 15

1. General meetings will be held as often as considered necessary by the board of managing directors, and must be held when shareholders representing at least one-tenth of the subscribed capital file a written request to hold a meeting, including a list of the items to be discussed, with the board of managing directors, in which case the meeting must be called by the board of managing directors within six weeks after such request came in.

2. When the board of managing directors fails to have the meeting held within the abovementioned time limit, the shareholders requesting the meeting will have the right to call the meeting themselves.

FISCAL YEAR, LOSS, AND PROFIT

Article 16

1. The corporation’s fiscal year coincides with the calendar year.

2. The corporation’s first fiscal year will run from the start of the corporation through the thirty- first of December nineteen hundred eighty-nine.

3. In the last December of every year (sic), the corporation’s books will be balanced and the board of managing directors will prepare, on the basis of those books, a balance sheet and income statement, which will be offered to [the] shareholders not later than on the next first of August, along with explanatory notes stating by what standard the corporation’s movable and immovable property have been valued.

4. The balance sheet, income statement, and explanatory notes will be signed by all managing directors.

5. If the signature of any of the managing directors is missing, the reason for this, to the extent known to the board of managing directors, will be noted on those documents.

6. The balance sheet, income statement, and explanatory notes will be available for inspection to the shareholders at the offices of the corporation as of the day of the convocation to the general meeting at which those records are to be approved, until the end of that meeting.

7. The approval of the balance sheet and the income statement will discharge the managing directors from liability for the actions they performed in the previous year, as reflected in the books, unless the general meeting of shareholders decides otherwise.

Article 17

1. The annual profit, to be understood as the net profit reflected in the income statement, will each year be used for such purpose as the general meeting of shareholders will decide.

2. In case the income statement for any year shows a loss that cannot be covered by reserves or offset otherwise, this statement will remain encumbered, and no profit will be considered to have been made in subsequent years until the deficit has been cleared.

AMENDMENT OF THE ARTICLES OF INCORPORATION, AND DISSOLUTION OF THE CORPORATION

Article 18

1. Resolutions to amend the Articles of Incorporation or dissolve the corporation can only be adopted at a general meeting of shareholders where at least two-thirds of the subscribed capital is represented, and by a majority of at least three-fourths of the votes cast.

2. If the required capital is not represented at this meeting, a second meeting will be called, to be held not later than one month but not sooner than fourteen days after the first meeting, where, regardless of capital represented, resolutions can be adopted on the aforementioned items by at least three-fourths of the votes cast.

BEP/tdel

Today, the sixth of July two thousand eleven, appeared before me, mr. Andreas Maria Petrus Eshuis, civil-law notary in Curasao,

Ms. Thitiana Claritza de Lannoy, notarial assistant, born in Curasao on the eleventh of November nineteen hundred seventy-two, who works at my office at the address Rooi Catootjeweg 1, Curasao.

The person appearing stated:

that, by shareholder resolution of the corporation “CURACAO TELECOM N.V.”, registered in Curasao, dated the fifth of July two thousand eleven, it was lawfully resolved to amend the corporation’s Articles of Incorporation as detailed below, while, among others, the person appearing was authorized in said shareholder resolution to carry out this resolution.

Said resolution and said authorization are evident from a shareholder resolution attached to this deed.

Pursuant to the aforementioned resolution, the person appearing stated that she amends the corporation’s Articles of Incorporation in their entirety, reformulating them as follows:

NAME AND REGISTERED OFFICE

Article 1

1. The name of the corporation is: “Curacao Telecom N.V.”

2. The corporation is registered in Curasao and may also establish branches elsewhere.

PURPOSE

Article 2

The purpose of the corporation is:

1. trading in, and renting, renting out, managing, manufacturing, installing, repairing, maintaining, assembling, programming, and operating electrical and electronic communications and navigation devices and measuring and regulating equipment, as well as giving advice in the field of communications and navigation equipment;

2. providing mobile telecommunications services in the cellular field, as well as in the fields of international and interinsular telephony and data transmission;

3. building, maintaining, and operating local telecommunications infrastructure;

4. providing services in the field of fixed network telephony;

5. providing collateral to guarantee compliance with obligations of the corporation or of corporations belonging to the same group, or of third parties;

6. The corporation is allowed to do anything that may be useful or required to achieve its purpose, which includes forming and participating in other corporations and enterprises with a similar or related purpose.

CAPITAL AND SHARES

Article 3

The corporation’s capital is composed of one or more shares with a nominal value of one hundred Netherlands Antillean guilders (ANG 100.00).

Article 4

1. All shares will be registered and will be numbered starting from one.

2. At a shareholder’s request, stock certificates may be issued to represent share ownership. The value of any payment made, and any obligation to make additional payments, will be recorded on such stock certificates.

The costs associated with the issuance of stock certificates will be covered by the corporation.

3. At a shareholder’s request, stock certificates may be issued that represent more than one share. A shareholder may request that a stock certificate representing more than one share be exchanged for several certificates. Stock certificates will be signed by a managing director. -

Article 5

1. If somebody has proven to the satisfaction of the board of managing directors that a stock certificate belonging to him or her has been lost or destroyed, a duplicate certificate may be issued at the request of the shareholder in question, subject to such conditions and subject to such guarantees as the board of managing directors will decide. The issuance of the new stock certificate, which will be marked as a duplicate, will void the original one.

2. Damaged stock certificates may be exchanged for new ones by the board of managing directors. Damaged stock certificates that have been handed in must be destroyed by the board of managing directors immediately.

3. All expenses associated with the issuance of duplicates or new documents will be charged to the person requesting them, and must be advanced by this person when so requested.

Article 6

1. a. The issuance of shares (including the granting of rights to buy shares) will be effected by virtue of a resolution of the general meeting of shareholders, to be referred to in the rest of these Articles of Incorporation as: “the general meeting”.

The ensuing issuance will be carried out by means of a deed signed by the corporation and the buyer of the shares.

b. The general meeting will likewise decide the price and the conditions of the issuance, with due regard for these Articles of Incorporation.

2. Whenever shares are issued, every shareholder will have a preemptive right in proportion to the aggregate amount of his or her shares. This preemptive right is non-transferable.

3. The purchase of a share is subject to the immediate payment of its nominal amount.

SHAREHOLDER REGISTER

Article 7

1. The board of managing directors will maintain a register containing the names and addresses of all holders of shares, specifying the amount and the numbers of the shares, the date on which they acquired those shares (the date of issuance, or of recognition or service), and the amount paid, or shown as paid, on each share, along with any obligation to make additional payments, and also whether or not a stock certificate has been issued. The register will be updated regularly.

2. Also to be entered into the register are the names and addresses of any persons having a right of usufruct or right of pledge on shares, along with the date on which they acquired such right and the date of the recognition or service.

3. Where a usufructuary or pledgee appears in the register, the register will specify who can exercise the voting right conferred by the shares.

4. Also to be entered into the register is any release granted from liability for outstanding payments, and, where a release has been granted from liability for the (additional) payment on shares, the date of such release as referred to in the law.

5. Any person that appears in the register has an obligation to make sure that his/her address is known to the corporation.

6. Upon request, the board of managing directors will provide any person who appears in the register, free of charge, with an extract from the register relating to that person’s right to a share. Where a share is encumbered with a right of usufruct or a right of pledge, the extract will likewise list the data referred to in paragraph 3.

7.  Every issuance, transfer, or transmission of a share will be recorded in the register, and each such record will be signed by a managing director.

USUFRUCT/RIGHT OF PLEDGE

Article 8

Shares may be encumbered with usufruct or a right of pledge.

COMMUNITY PROPERTY

Article 9

When shares or limited rights in shares belong to community property, the joint owners can be represented vis-a-vis the corporation by only one person, to be designated in writing.

ACQUIRING SHARES IN ITS OWN CAPITAL

Article 10

1. When shares are issued, the corporation is not allowed to buy shares of its own.

2. Any acquisition by the corporation of non-paid-up shares in its own capital is null and void.

3. Paid-up shares in its own capital may only be acquired by the corporation free of charge, or subject to meeting all of the following conditions:

a. the resolution to acquire paid-up shares in the corporation is adopted by the general meeting of shareholders;

b. total capital minus the acquisition price is more than the nominal capital;

c. following the acquisition of the shares, at least one voting share is subscribed by persons other than the corporation itself.

4. The general meeting of shareholders may resolve to cancel one or more shares held by the corporation itself. Any such cancelation is subject by analogy to paragraph 2 of this Article.

DELIVERY OF SHARES

Article 11

1. The delivery of a share or the delivery of a limited right in a share requires a deed of delivery, which needs to be recognized by, or served upon, the corporation.

2. Recognition will be expressed by means of a signed note on the deed of transfer or a written statement by the corporation addressed to the acquirer. Where the shares concerned are subject to a duty of payment, recognition may only be given when the deed of transfer carries a fixed date.

3. Where a stock certificate has been issued by the corporation, this record, provided with a note of transfer signed by the parties, may be used as a deed of transfer.

RESTRICTIONS ON SHARE TRANSFERS/ GENERAL OBLIGATION TO OFFER SHARES

Article 12

1. No shares can be transferred until after the shares have been offered to the other shareholders in the manner set out below.

2. The shareholder—hereinafter to be referred to as “offeror”—will give the board of managing directors notice of which shares he or she wants to transfer.

3. This notice will be considered an offer to the other shareholders to sell the shares. If the corporation holds shares in its own capital, the corporation will only be considered to be among those other shareholders if the offeror, in his or her offer, expressed his or her consent to this. Unless the shareholders unanimously decide otherwise, the price will be fixed by one or more external experts, who will be appointed by the shareholders by mutual agreement. If the shareholders fail to reach an agreement on this appointment within six weeks after receiving the offer notice referred to in paragraph 5, the most diligent party will petition the Court of First Instance in Curasao to appoint three external experts.

4. The experts referred to in the preceding paragraph will have the right to inspect any of the corporation’s books and records and to obtain any information that may help them in making their appraisal.

5. Within fourteen days after receiving the notice referred to in paragraph 2, the board of managing directors will inform the offeror’s co-shareholders of the offer, and will subsequently inform all shareholders, within fourteen days after being informed of the price assessed by the experts or agreed by the shareholders, of that price.

6. As a departure from the provisions laid down in paragraph 8, the board of managing directors will, if it has received notice from all co-shareholders before the end of the period referred to there, to the effect that the offer is not accepted, or is not accepted in its entirety, inform the offeror accordingly without delay.

7. Any shareholders who wish to buy the shares offered will give notice of this desire to the board of managing directors within thirty days after having been informed of the price in accordance with paragraph 5.

8. The board of managing directors will then allot the offered shares to [the] prospective buyers, and will inform the offeror and all shareholders accordingly within fourteen days after expiration of the time limit mentioned in paragraph 7.

To the extent no shares have been allotted, the board of managing directors will likewise inform the offeror and all shareholders accordingly within the aforementioned time limit. --

9. The allotment of shares by the board of managing directors to prospective buyers will be effected as follows:

a. in proportion to the nominal value of the prospective buyers’ shareholding;

b. shares may be allotted to the corporation only to the extent the other co-shareholders have not applied for those shares;

c. to the extent proportionate allotment is not possible, a determination will be made by drawing lots;

all this with the understanding that nobody can be allotted more shares than those which he or she applied for.

10. The offeror remains authorized to withdraw his or her offer, provided that this happens within one month after the offeror learned to which of the prospective buyers he or she can sell the shares covered by the offer, and at what price.

11. Shares bought must be delivered, against simultaneous payment of the purchase price, within eight days after expiration of the time limit for revoking the offer.

12. The offeror may freely transfer the shares offered within three months after the announcement referred to in paragraph 8 made it certain that the offer was not, or not fully, accepted.

13. The experts referred to in paragraph 3 will determine in fairness who is to pay the appraisal fees. They may charge all or part of those fees to the corporation.

14. The provisions laid down in this Article will apply by analogy, wherever possible, in the event of alienation by the corporation of shares purchased or otherwise acquired by the corporation.

15. The provisions of this Article do not apply to any transfers in relation to which all the shareholders have announced that they waive compliance with these provisions.

Following such announcement, the shares may only be transferred during a period of three months.

SPECIAL OBLIGATION TO OFFER SHARES FOR SALE

Article 13

1. In the event of death, the granting of a moratorium on payments, bankruptcy, placement under guardianship, or the dissolution of the marital community property regime of a shareholder by any cause other than death, and in the event of dissolution of a shareholder that is a legal entity, or when a shareholder that is a legal entity ceases to exist due to a legal merger, such shareholder’s shares must be offered for sale with due regard for the provisions in the following paragraphs.

2. Where an obligation exists to offer shares for sale, the provisions laid down in Article 12 apply by analogy, it being understood that the offeror:

a. does not have the right to withdraw his or her offer in accordance with paragraph 10 of that Article;

b. may keep his or her shares if the offer is not taken up, or is not taken up entirely.

3. Those who are under an obligation to offer one or more shares for sale must give notice of their offer to the board of managing directors within thirty days after that obligation arose, or, in the case set out in paragraph 6, letter b, after expiration of the time limit mentioned there. In the absence of such notice, the board of managing directors will give notice of this omission to the persons that are under the obligation to offer the shares, directing their attention to the provision in the preceding sentence.

If they then fail again to make the offer, within eight days, the corporation will offer the shares for sale on behalf of the shareholder(s) concerned and, if the offer is taken up in its entirety, deliver the shares to the buyer against simultaneous payment of the purchase price; the corporation will in such case be irrevocably authorized to do so.

4. In the event of a share transfer pursuant to the provisions of the preceding paragraph, the corporation will pay the proceeds to the person(s) on whose behalf the offer was made, after deduction of all related costs.

5. The obligation to offer shares for sale under the provisions of this Article has as a result that, throughout the existence of that obligation, the rights attached to the shares, to the extent they belong to the shareholder, cannot be exercised if and as long as the shareholder fails to meet this obligation.

6. The provisions of paragraph 1 do not apply:

a. if all other shareholders have announced that they waive compliance with those provisions;

b. where the shares, in the event of dissolution of a marital community property regime by any cause other than the shareholder’s death, will have been allotted, within twenty-four months after that dissolution, to the spouse from whose side the shares became part of the community property.

MANAGEMENT

Article 14

1. The task of managing the corporation is assigned to a board composed of one or more managing directors. A legal entity may also act as managing director.

2. Managing directors will be appointed by the general meeting and may be suspended or dismissed by this meeting at any time.

3. A suspension as referred to in paragraph 2 will expire if the person affected has not been dismissed within two months after the day of the suspension.

4. The salary and other conditions of employment will be decided by the general meeting for each director individually.

5. In the event one managing director is absent or unable to act in that capacity, the other managing directors will remain in charge of management. In the event all managing directors are absent or unable to act in that capacity, the general meeting will appoint one or more persons who will temporarily be in charge of management. This general meeting can be convened by any shareholder.

REPRESENTATION

Article 15

1. The board of managing directors represents the corporation. The authority to represent the corporation likewise lies with each managing director individually.

2. In the event of a conflict of interest between the corporation and one or more managing directors, the corporation will be represented by another managing director, and, in the absence of another director, by a person appointed for this purpose by the general meeting.

3. A managing director who knows, or is supposed to understand, that there is a conflict of interest between the corporation and the director in his or her private capacity will inform the general meeting accordingly in due time.

4. The board of managing directors may appoint officers with general or limited representative authority. Each of them will represent the corporation subject to the restrictions imposed on his or her powers. Their titles will be decided by the board of managing directors.

ANNUAL FINANCIAL STATEMENTS

Article 16

1. The corporation’s fiscal year coincides with the calendar year.

2. Annually within eight months after the end of the corporation’s fiscal year, except when this time limit is extended by up to four months by the general meeting of shareholders due to special circumstances, the board of directors will prepare annual financial statements, which will be made available for inspection to the shareholders at the offices of the corporation. The annual financial statements will be composed of a balance sheet, an income statement, and an explanation of these documents.

The annual financial statements will be signed by all managing directors. If any signature is missing from the annual financial statements, this will be noted, together with the reason.

3. The corporation will ensure that the prepared annual financial statements are present at the corporate offices as of the time of the convocation of the general meeting where they are to be discussed. The shareholders will be able to inspect the records there, and to receive a copy of them free of charge.

APPROVAL OF THE ANNUAL FINANCIAL STATEMENTS

Article 17

1. The annual financial statements will be approved by the general meeting.

2. The unqualified approval of the annual financial statements by the general meeting will discharge the board of managing directors from liability for its management in the previous year.

PROFIT APPROPRIATION

Article 18

1. Any profit will be at the free disposal of the general meeting.

2. The corporation may distribute any distributable profit to the shareholders and other entitled persons only if, following such distribution, the corporation’s equity capital will exceed the amount of the nominal capital.

4. Profit will be distributed following the approval of the annual financial statements that show that such distribution is justified.

5. To calculate the profit to be distributed, shares held by the corporation in its own capital will be disregarded, unless such shares are encumbered with usufruct.

6. The board of managing directors may make interim distributions only when the requirement of paragraph 2 has been met.

DIVIDENDS

Article 19

Any dividend will be at the disposal of the general meeting of shareholders as of one month after it was approved, unless the general meeting sets a different period.

Claims will be barred by the statute of limitations by the passage of five years.

Any dividends not disposed of within five years after becoming available will go to the corporation.

GENERAL MEETING OF SHAREHOLDERS

Article 20

1. General meetings will be held in Curasao.

2. Every year, a general meeting will be held within nine months after the end of the fiscal year.

This meeting will discuss:

a. the annual financial statements;

b. any motions placed on the agenda by the board of managing directors or by shareholders representing at least one-tenth of the nominal capital.

Motions of shareholders must have been submitted to the board of managing directors, along with explanatory notes, before the convocation of the meeting;

c. the person referred to in Article 15, paragraph 2, will be appointed;

d. any further business brought up for discussion, it being understood that no lawful resolutions can be adopted regarding any items not listed in the convocation letter or in a complementary convocation letter with due regard for the time limit set for convocation, unless the resolution is adopted unanimously at a meeting where all shareholders are present or represented;

3. In the event of an extension resolution as referred to in Article 16, paragraph 2, the discussion of the annual financial statements will be postponed in accordance with that resolution.

4. General meetings will be held as often as they are called by the board of managing directors. The board of managing directors will have an obligation to call such a meeting when one or more shareholders, representing at least one-tenth of the nominal capital, file a written request for such a meeting, including a detailed list of the items to be discussed, with the board of managing directors.

5. Every shareholder is authorized to attend, and take the floor at, the general meeting either in person or by proxy appointed in writing. In determining to what extent a shareholder is present or represented, shares in relation to which the law provides that no vote can be cast for them will be disregarded.

CONVOCATION

Article 21

1. Shareholders will be called to a general meeting in writing, subject to at least twelve (12) days’ notice, not including the day of the convocation nor the day of the meeting. Convocation notices will be sent to the shareholders’ addresses listed in the shareholder register.

2. The convocation letters will include a list of the items to be discussed, without prejudice to the statutory provisions regarding special resolutions, like those regarding legal mergers, amendment of articles of incorporation, and capital reduction.

3. If the requirements of paragraphs 1 and 2 of this Article have been disregarded, it will not be possible to adopt lawful resolutions, except unanimously at a meeting where all shareholders are present or represented.

4. A managing director has the right to attend the general meeting, where, in that capacity, he or she will have an advisory vote.

PRESIDING OVER GENERAL MEETINGS

Article 22

1. Meetings will be presided over by a chairperson appointed by the general meeting. Minutes of the meeting will be taken by a minute-taker appointed by the general meeting.

2. The board of managing directors may determine that a notarial record is to be prepared of the proceedings of the general meeting. The related costs will be paid by the corporation.

3. If no notarial record is prepared, the minutes of the proceedings of the general meeting will be approved and, in evidence of this approval, signed by the chairperson and the minute-taker of the meeting where the approval takes place.

4. The board of managing directors will retain the minutes of the general meeting for a period of at least ten (10) years at the offices of the corporation so that they can be inspected by the shareholders or by any person having a right of pledge or usufruct on the shares, each of whom will, upon request, be provided with a copy of, or extract from, those minutes at no more than the cost price.

DECISION-MAKING

Article 23

1. Each share confers the right to cast one vote.

2. Except where these Articles of Incorporation require a larger majority, resolutions of the general meeting will be adopted by an absolute majority of the votes cast.

3. Votes on matters will be taken orally. Votes on persons will be taken by means of unsigned ballots. If, during a vote on persons, no absolute majority is obtained in the first round, a new vote will be held between the two persons who received the most votes.

4. In the event of a tie vote on matters, the motion has been rejected.

In the event of a tie vote on persons, the vote will be decided by drawing lots.

5. Blank votes will be considered not to have been cast.

6. No vote can be cast at a general meeting for a share that belongs to the corporation or to a subsidiary of the corporation.

In determining what part of the capital is represented at a meeting, shares for which, under the preceding provision, no vote can be cast will be disregarded.

DECISION-MAKING WITHOUT A MEETING

Article 24

All resolutions that can be adopted at a general meeting can also be adopted without a meeting, provided that all shareholders and managing directors were informed of this proposed decisionmaking in due time and all shareholders have voted in writing, by any means of telecommunication or otherwise.

SPECIAL RESOLUTIONS

Article 25

1. Resolutions to amend these Articles of Incorporation or dissolve the corporation can only be adopted at a general meeting where at least two-thirds of the nominal capital is represented, by a majority of at least three-fourths of the votes cast.

2. Merger resolutions can only be adopted unanimously at a general meeting where at least two- thirds of the nominal capital is represented.

3. If this capital is not represented, a new meeting will be called, to be held within one month, but not sooner than fifteen days, after the first one, where, this time regardless of capital represented, resolutions to amend the Articles of Incorporation or dissolve the corporation can be adopted by a majority of at least three-fourths of the votes cast, whereas merger resolutions can then be adopted unanimously.

The convocation notice for this new meeting must mention that it concerns a second meeting.

CONVOCATIONS AND COMMUNICATIONS

Article 26

1. Convocations, notices, and any other communications emanating from or addressed to the corporation will be sent by letter (certified or otherwise), fax, or email. Messages addressed to shareholders will be sent to the addresses known to the corporation.

Messages addressed to the board of managing directors will be sent to the address of the corporation.

2. Communications which, by virtue of the law or the Articles of Incorporation, must be addressed to the general meeting can be delivered by including them in the convocation notices.

DISSOLUTION

Article 27

1. In the event of dissolution of the corporation, its liquidation will be carried out by the board of managing directors, unless the general meeting decides otherwise.

2. During liquidation, the provisions of these Articles of Association will remain in effect wherever possible. The provisions in these Articles of Incorporation regarding managing directors will then apply to the liquidators.

3. Anything left of the corporation’s capital after the creditors have been paid will be distributed to the shareholders, in proportion to the shareholding of each of them.

4. Following its dissolution, the corporation will continue to exist to the extent necessary to liquidate its assets.

FINAL PROVISION

Article 28

Within the limits provided by the law and these Articles of Incorporation, the general meeting will have any authority not assigned to others.

FINAL STATEMENTS

In conclusion, the person appearing stated that, at the time of this amendment to the Articles of Incorporation, one thousand (1,000) shares have been subscribed, representing a nominal capital of one hundred thousand Netherlands Antillean guilders (ANG 100,000.00).

The person appearing is known to me.

WHEREOF THIS DEED, drawn up in one original copy, was executed in Curasao, on the date mentioned at the beginning of this deed. After the substance of the deed had been summarized to the person appearing, the person appearing stated that she had taken note of the substance of the deed and did not need the deed to be read aloud in its entirety.

Next, following a limited reading, the deed was signed by the person appearing and me.

(signed by) Th.C. de Lannoy; A.M.P. Eshuis.

ISSUED AS A TRUE COPY!

[illegible signature]

[illegible seal]

Lic. Karel Thijs, LL.M., lawyer and sworn translator
karelthij s@gmail.com / www.kareltranslates.wordpress.com